SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                    eBay Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    278642103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 17
                            Exhibit Index on Page 15

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 2 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER

             NUMBER OF                        7,622,408 shares, except that BCMC, the general partner of BCP, may be
              SHARES                          deemed to have sole power to vote these shares, and David M. Beirne
           BENEFICIALLY                       ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley
      OWNED BY EACH REPORTING                 ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"),
              PERSON                          Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"),
               WITH                           the members of BCMC, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              7,622,408 shares, except that BCMC, the general partner of BCP, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                                              BCMC, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,622,408

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.89%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 3 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------ ---------------------------------------------------------------------------------------------------------

                   NUMBER OF         5        SOLE VOTING POWER
                    SHARES
                 BENEFICIALLY                 1,065,346 shares, except that BCMC, the general partner of BFF, may be
            OWNED BY EACH REPORTING           deemed to have sole power to vote these shares, and Beirne, Dunlevie,
                    PERSON                    Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may be
                     WITH                     deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,065,346 shares, except that BCMC, the general partner of BFF, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                                              BCMC, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,065,346

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.82%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 4 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")

                      Tax ID Number:

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

------------ ---------------------------------------------------------------------------------------------------------

                  NUMBER OF         5        SOLE VOTING POWER
                   SHARES
                BENEFICIALLY                  8,687,754 shares, of which 7,622,408 are directly owned by BCP and
           OWNED BY EACH REPORTING            1,065,346 are directly owned by BFF. BCMC, the general partner of BCP and
                   PERSON                     BFF, may be deemed to have sole power to vote these shares, and Beirne,
                    WITH                      Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of
                                              BCMC, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See response to row 5.

                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. BCMC, the general partner of BCP and
                                              BFF, may be deemed to have sole power to dispose of these shares, and
                                              Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the
                                              members of BCMC, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,687,754

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.72%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    OO

------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 5 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          224,791 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              224,791 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,912,545

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.89%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 6 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       701,902 shares
      OWNED BY EACH REPORTING
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              701,902 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,389,656

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.26%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 7 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------------------------------ -------- -----------------------------------------------------------------------

               NUMBER OF             5        SOLE VOTING POWER
                SHARES
             BENEFICIALLY                     26,771 shares
        OWNED BY EACH REPORTING
                PERSON               -------- -----------------------------------------------------------------------
                 WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Gurley is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              26,771 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Gurley is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,714,525

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.74%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 8 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

                NUMBER OF            5        SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                    558,611 shares
         OWNED BY EACH REPORTING
                 PERSON              -------- -----------------------------------------------------------------------
                  WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              558,611 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,246,365

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.15%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 9 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

            NUMBER OF                5        SOLE VOTING POWER
             SHARES
          BENEFICIALLY                        834,611 shares
     OWNED BY EACH REPORTING
             PERSON                  -------- -----------------------------------------------------------------------
              WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              834,611 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,522,365

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.36%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 10 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------ --------------------------------------------------------------------------------------------------------

            NUMBER OF                5        SOLE VOTING POWER
             SHARES
          BENEFICIALLY                        447,756 shares
     OWNED BY EACH REPORTING
             PERSON                  -------- -----------------------------------------------------------------------
              WITH

                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              447,756 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,135,510

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.06%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 278642103                                               13 G                     Page 11 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING

             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Steven M. Spurlock ("Spurlock")

                      Tax ID Number:

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]            (b)  [X]

------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen

------------------------------------ -------- -----------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                       4,687 shares
      OWNED BY EACH REPORTING
              PERSON                 -------- -----------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Spurlock is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to vote these shares.

                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              4,687 shares

                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              8,687,754 shares, of which 7,622,408 are directly owned by BCP and
                                              1,065,346 are directly owned by BFF. Spurlock is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.

------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,692,441

------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]

------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.72%

------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                    IN

------------ --------------------------------------------------------------------------------------------------------

                  This statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), and David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), and Andrew S. Rachleff ("Rachleff") the members of BCMC (collectively, the "Reporting Persons"). Only those items as to which there is a change are included in this report.

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew s. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The adddress for each of the Reporting Person is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                      (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting
                                 Person.

                           (ii) Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting
                                 Person.

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting
                                 Person.

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                 See Row 8 of cover page for each Reporting
                                 Person.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                BENCHMARK CAPITAL PARTNERS, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                     Its General Partner

                                By:    /s/  Steven M. Spurlock
                                    --------------------------------------------
                                       Steven M. Spurlock
                                       Member

                                BENCHMARK FOUNDERS' FUND, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                     Its General Partner

                                By:    /s/  Steven M. Spurlock
                                    --------------------------------------------
                                       Steven M. Spurlock
                                       Member

                                BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a Delaware Limited Liability Company

                                By:    /s/  Steven M. Spurlock
                                    --------------------------------------------
                                       Steven M. Spurlock
                                       Member

                                DAVID M. BEIRNE

                                By:    /s/  David M. Beirne
                                    --------------------------------------------
                                       David M. Beirne

                                BRUCE W. DUNLEVIE

                                By:    /s/  Bruce W. Dunlevie
                                    --------------------------------------------
                                       Bruce W. Dunlevie

                                J. WILLIAM GURLEY

                                By:    /s/  J. William Gurley
                                    --------------------------------------------
                                       J. William Gurley

                                KEVIN R. HARVEY

                                By:    /s/  Kevin R. Harvey
                                    --------------------------------------------
                                       Kevin R. Harvey

                                ROBERT C. KAGLE

                                By:    /s/  Robert C. Kagle
                                    --------------------------------------------
                                       Robert C. Kagle

                                ANDREW S. RACHLEFF

                                By:    /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                       Andrew S. Rachleff

                                STEVEN M. SPURLOCK

                                By:    /s/  Steven M. Spurlock
                                    --------------------------------------------
                                       Steven M. Spurlock

                                  EXHIBIT INDEX

                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------

Exhibit A:  Agreement of Joint Filing                              16

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of eBay Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

February 10, 2000               BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                a Delaware Limited Liability Company

                                By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000               BENCHMARK CAPITAL PARTNERS, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner

                                By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000               BENCHMARK FOUNDERS' FUND, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner

                                By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                      Steven M. Spurlock, Member

February 10, 2000

                                By:   /s/  Bruce W. Dunlevie
                                    --------------------------------------------
                                         Bruce W. Dunlevie

February 10, 2000

                                By:   /s/  J. William Gurley
                                    --------------------------------------------
                                      J. William Gurley

February 10, 2000

                                By:   /s/  Kevin R. Harvey
                                    --------------------------------------------
                                      Kevin R. Harvey

February 10, 2000

                                By:   /s/  Robert C. Kagle
                                    --------------------------------------------
                                      Robert C. Kagle

February 10, 2000

                                By:   /s/  Andrew S. Rachleff
                                    --------------------------------------------
                                      Andrew S. Rachleff

February 10, 2000

                                By:   /s/  Steven M. Spurlock
                                    --------------------------------------------
                                      Steven M. Spurlock